FOR IMMEDIATE RELEASE

Contact:  George Bilek
847-827-9880

JUNO LIGHTING, INC.
ANNOUNCES RECORD FOURTH QUARTER SALES

Des Plaines, IL, January 27, 2004... Juno Lighting, Inc. (NASDAQ-JUNO) announced that for the quarter ended November 30, 2003 sales increased 13.5% to $55,029,000 compared to fourth quarter 2002 sales of $48,468,000. Net income available to common shareholders for the fourth quarter of 2003 was approximately $2,290,000 ($0.89 per common share on a basic and diluted basis), compared to net income available to common shareholders of $770,000 ($0.30 per common share on a basic and diluted basis) for the like period in 2002. Sales for fiscal 2003 increased 10.3% to $200,566,000 compared to $181,770,000 for the like period in 2002. Net income available to common shareholders for 2003 was approximately $5,367,000 ($2.11 per common share on a basic and diluted basis), compared to net income available to common shareholders of $1,084,000 ($0.43 per common share on a basic and diluted basis) for the like period in 2002.

During the year the Company recognized a one-time tax benefit of $1,300,000 as a result of the closing of certain tax years. In addition, during fiscal 2003 the Company recorded approximately $422,000 of unrealized gains related to an interest rate swap compared to realized and unrealized gains of approximately $1,967,000 related to similar interest rate swaps recorded during fiscal 2002.

The Company will conduct a conference call on January 27, 2004 at 3:30 p.m. Central Daylight Savings Time. Those interested may listen to the call by dialing 888-396-9185, pass code "JUNO" and leader "George Bilek". A replay of the conference call will be available from 6:00 PM (Central) January 27, 2004 to 5:00 PM February 4, 2004 by dialing (800)-272-5958 (U.S.) and (402) 220-9719 (Int'l). You will be required to enter a passcode of JUNO and the call leader's name.

Juno Lighting, Inc. is a leader in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use. This press release contains various forward-looking statements that are not statements of historical events. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated, indicated or expected. Such risks and uncertainties include: economic conditions generally, levels of construction and remodeling activities, our ability to improve manufacturing efficiencies, disruptions in manufacturing or distribution, product and price competition, raw material prices, our ability to develop and successfully introduce new products, consumer acceptance of such new products, the ability of our new products to perform as designed when utilized by consumers, technology changes, patent issues, exchange rate fluctuations, and other risks and uncertainties. Juno undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

	(In Thousands Except Share Amounts)

	Fourth Quarter Ended,		Twelve Months Ended,
	Nov. 30,	Nov. 30,	Nov. 30,	Nov. 30,
	2003	2002	2003	2002(B)

Net Sales	$55,029	$48,468	$200,566	$181,770

Interest Expense	3,683	4,106	15,605	16,907

Income Before Taxes	8,110	5,928	24,624	19,087

Net Income	5,267	3,520	16,931	11,767

Preferred Stock Dividend	2,977	2,750	11,564	10,683

Net Income Available to
Common Shareholders	2,290	770	5,367	1,084

EBITDA (A)	13,221	11,999	46,099	40,546

Net Income Per
Common Share
Basic	$0.89	$0.30	$2.11	$0.43
Diluted	$0.89	$0.30	$2.11	$0.43

Average Number of
Outstanding Shares
Basic	2,565,614	2,529,534	2,545,298	2,513,785
Diluted	2,574,329	2,529,534	2,545,298	2,513,785

(A )

EBITDA represents earnings before (a) taxes on income, (b) interest expense, (c) interest, dividend, and other miscellaneous income, (d) depreciation and amortization, (e) deferred compensation and (f) other non-cash charges. The non-cash charges referred to in the above reconciliation primarily related to the amortization of a step up in the inventory value of an acquired subsidiary. EBITDA is not a calculation prepared in accordance with generally accepted accounting principles and, because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. The reconciliation of EBITDA is set forth in the table below. Additionally, EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles. However, EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate Juno's ability to pay interest, repay debt and make capital expenditures. We also use EBITDA as an integral part of internal reporting to evaluate management team performance and to monitor compliance with certain financial covenants in our credit agreements.

(B )	Results for the twelve month period ended November 30, 2002 include $3.07 million of one-time expenses incurred in connection with a proposed major acquisition that was not consummated.

EBITDA Reconciliation (unaudited)

	Three Months Ended		Twelve Months Ended
	November 30,		November 30,

(In Thousands)	2003	2002	2003	2002

Net Income	5,267	3,520	16,931	11,767

Add Back (Subtract):
Income Taxes	2,843	2,408	7,693	7,320
Interest Expense	3,683	4,106	15,605	16,907
(Gain) on Interest Rate Swap	(227)	(41)	(422)	(1,967)
Interest and Royalty Income	(20)	(25)	(205)	(92)
Depreciation and Amortization	1,562	1,968	5,935	6,513
Deferred Compensation and Other Non-Cash Charges	113	63	562	98

EBITDA	13,221	11,999	46,099	40,546